SCHEDULE A

(as of June 4, 2018)

As consideration for Invesco PowerShares Capital Management’s services to each of the Funds listed below, Invesco PowerShares Capital Management shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)		Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Active U.S. Real Estate Fund	0.35		06/20/08	11/19/08	11/19/08	04/30/19
Invesco Balanced Multi-Asset Allocation ETF	0.05		12/15/16	2/16/17	2/23/17	04/30/19
Invesco Conservative Multi-Asset Allocation ETF	0.05		12/15/16	2/16/17	2/23/17	04/30/19
Invesco Government Collateral Pledge ETF	0.17	*	06/21/16	[ ]	[ ]	04/30/19
Invesco Moderately Conservative Multi-Asset Allocation ETF	0.05		12/15/16	2/16/17	2/23/17	04/30/19
Invesco Growth Multi-Asset Allocation ETF	0.05		12/15/16	2/16/17	2/23/17	04/30/19
Invesco Multi-Strategy Alternative ETF	0.95		04/17/14	5/27/14	5/28/14	04/30/19
Invesco S&P 500® Downside Hedged ETF	0.39		09/13/12	12/05/12	12/06/12	04/30/19
Invesco Total Return Bond ETF	0.50		12/19/17	[ ]	[ ]	04/30/19
Invesco Variable Rate Investment Grade ETF	0.30		12/17/15	9/20/16	9/21/16	04/30/19

*

The Adviser shall not collect the portion of the advisory fee that the Adviser would otherwise be entitled to collect from Invesco Government Collateral Pledge ETF, in an amount equal to 100% of the contractual advisory fee charged by any affiliated fund investment, without regard to any waivers, expense caps or other reductions, for a total amount not to exceed 15bps.

Attest:		INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/S/ Peter Davidson	By:	/S/ Daniel E. Draper
	Name: Peter Davidson		Name: Daniel E. Draper
	Title: Assistant Secretary		Title: President

Attest:		INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:	/S/ Peter Davidson	By:	/S/ Daniel E. Draper
	Name: Peter Davidson		Name Daniel E. Draper
	Title: Assistant Secretary		Title: Managing Director